Exhibit 23.1

Independent Registered Public Accounting Firm Consent

We consent to the incorporation by reference in the registration statement of Escalade, Incorporated (Company) on Form S-8 (File Nos. 33-16279, 333-52475, 333-52477, 333-142756 and 333-142757) of our report dated March 27, 2009, on our audits of the consolidated financial statements of the Company as of December 27, 2008 and December 29, 2007, and for each of the three years in the period ended December 27, 2008, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP

BKD, LLP
Evansville, Indiana
March 27, 2009